UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2005

CYTORI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer Identification
Incorporation)	Number)	Number)

3020 Callan Road, San Diego, California  92121

(Address of principal executive offices, with zip code)

(858) 458-0900

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On November 4, 2005, we entered into a Joint Venture Agreement with Olympus Corporation, a Japanese corporation (“Olympus”), to establish a joint venture company, Olympus-Cytori, Inc., a Delaware corporation, that will be owned equally by the two companies, a Shareholder Agreement with Olympus relating to the governance of the joint venture, a License/Commercial Agreement with Olympus-Cytori, Inc., and a License/ Joint Development Agreement with Olympus and Olympus-Cytori, Inc.

Olympus-Cytori, Inc., will develop and manufacture future generation devices based on Cytori’s Celution™ System. These devices will process and purify adult stem and regenerative cells residing in adipose tissue, also known as fat.

Under these agreements:

•                  Olympus will license its device-related technology to the Joint Venture and pay $30 million to the Joint Venture for its 50% interest therein

•                  Cytori will exclusively license its therapeutic device technology, including the Celution™ System and certain related intellectual property, to the Joint Venture and will receive an initial $11 million payment and its 50% interest in the Joint Venture

•                  Upon Cytori’s receipt of a CE Mark for the first generation Celution™ System, Cytori will receive a second $11 million milestone payment from the Joint Venture

•                  The Joint Venture will obtain exclusive rights to develop, manufacture, and supply the devices for all therapeutic applications solely to Cytori at a formula-based transfer price and Cytori will maintain marketing rights to the devices for all therapeutic applications of adipose stem and regenerative cells

Olympus owns 7% of our outstanding common stock, and may exercise an option to purchase up to 2.2 million additional shares at $10.00 per share through December 2006, representing up to 19% ownership in our outstanding stock. Additionally, Olympus has a right, which it has not yet exercised, to designate a director to serve on our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: November 4, 2005	By:	/s/	CHRISTOPHER J. CALHOUN
Christopher J. Calhoun
Chief Executive Officer